Exhibit 99.1 Press Release dated March 12, 2013

FOR IMMEDIATE RELEASE

RadNet Reports Full Year and Fourth Quarter 2012 Results and Releases 2013 Financial Guidance

•	For the year, RadNet reports annual Revenue(3) of $673.1 million and annual Adjusted EBITDA(1)of $113.6 million, an increase of 10.8% and decrease of 1.7%, respectively

•	For the year, RadNet reports diluted per share Net Income of $1.64 compared to prior year diluted per share Net Income of $0.19 in 2011; Excluding a one-time benefit to Income Tax Expense of $60.7 million in the fourth quarter, 2012 diluted per share Net Income would have been $0.10 per share during 2012

•	For the fourth quarter, RadNet reports Revenue of $165.8 million and Adjusted EBITDA(1)of $24.5 million, an increase of 2.7% and decrease of 24.2%, respectively, over the prior year’s fourth quarter

•	In the fourth quarter of 2012, Adjusted EBITDA(1) was negatively impacted by an estimated $3.5 million from loss of business associated with Hurricane Sandy, $1.5 million from two additional work days affected by Christmas and New Year’s holidays; approximately $1.5 million of negotiated future payments from private payors for underpayments on 2012 services that will be recognized throughout 2013; and $1 million of salary expense paid in lieu of future salary increases; normalized for these non-recurring events, Adjusted EBITDA(1) would have been $32.0 million

•	RadNet announces 2013 guidance, including expected increases in Revenue and Adjusted EBITDA(1)

LOS ANGELES, California., March 12, 2013 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 246 owned and/or operated outpatient imaging centers (inclusive of 23 facilities held in Joint Ventures), today reported financial results for its fourth quarter and full year ended December 31, 2012.

Financial Results

Annual Report:

For full year 2012, the Company reported Revenue, Adjusted EBITDA(1) and Net Income of $673.1 million, $113.6 million and $64.5 million, respectively. Revenue increased $65.6 million (or 10.8%), Adjusted EBITDA(1) decreased $1.9 million (or 1.7%) and Net Income increased $57.3 million, respectively, from full year 2011 results. Net Income for 2012 was $1.64 per diluted share, compared to Net Income of $0.19 per diluted share in 2011 (based upon a weighted average number of diluted shares outstanding of 39.2 million and 38.8 million in 2012 and 2011, respectively).

During the year, we recorded an income tax benefit of $59.5 million primarily related to the reversal of a valuation allowance against our deferred tax assets recorded in the fourth quarter. We consider all evidence available when determining whether deferred tax assets (primarily created by our historical Net Operating Losses, or NOLs), are more likely-than-not to be realized. This evidence included forecasted future taxable income, the future reversal of temporary differences and tax planning strategies that would be employed to prevent our NOLs from expiring unutilized. As of December 31, 2012, after analyzing all relevant evidence, including our recent historical trend of producing pretax income, we determined that it is more-likely-than-not that we will utilize most of our NOLs in the future. As a result, the reversal of the valuation allowance resulted in our recognizing $60.7 million of income tax benefit and a corresponding net deferred tax asset of $60.4 million on our balance sheet during the fourth quarter of 2012. Excluding this benefit, our Net Income would have been $3.8 million, or $0.10 per diluted share.

1

Also affecting Net Income in 2012 were certain non-cash expenses and non-recurring items including: a $2.8 million gain from the de-consolidation of a joint venture; $2.7 million of non-cash employee stock compensation expense resulting from the vesting of certain options, warrants and restricted stock; $736,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions; $456,000 loss on the disposal of certain capital equipment; $3.6 million of amortization of Deferred Financing Fees and discount on issuance of debt related to our existing credit facilities and senior unsecured notes; $531,000 of non-capitalized expenses related to our refinancing completed on October 10, 2012; $468,000 of non-recurring items included in Other Income (Loss) including legal settlements, purchase gains and certain impairments; and $4.1 million fair value gain from our interest rate swaps, net of the amortization of an Accumulated Comprehensive Loss existing prior to April 6, 2010.

For the year ended December 31, 2012, as compared to 2011, MRI volume increased 14.6%, CT volume increased 14.3% and PET/CT volume increased 12.2%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 10.5% for the twelve months of 2012 over 2011.

Fourth Quarter Report:

For the fourth quarter of 2012, RadNet reported Revenue, Adjusted EBITDA(1) and Net Income of $165.8 million, $24.5 million and $56.6 million, respectively. Revenue increased $4.4 million (or 2.7%), Adjusted EBITDA(1) decreased $7.8 million (or 24.2%) and Net Income increased $52.1 million over the fourth quarter of 2011.

Excluding the $60.7 million income tax benefit recognized in the fourth quarter, our Net Loss would have been $4.0 million, or ($0.11) per share. This compares with a Net Income of $0.12 per diluted share in the fourth quarter of 2011 (based upon a weighted average number of shares outstanding of 38.3 million and 38.1 million for these periods in 2012 and 2011, respectively).

Affecting Adjusted EBITDA(1) in the fourth quarter were the following: (i) estimated $3.5 million negative impact from downtime of our northeastern facilities and loss of business from Hurricane Sandy; (ii) estimated $1.5 million negative impact from two additional work days affected by Christmas and New Year’s holidays in this year’s fourth quarter relative to the same quarter last year; (iii) approximately $1.5 million of negotiated future payments from private payors for underpayments on 2012 services that will be recognized throughout 2013 (and not recorded in 2012); and (iv) $1 million of salary expense paid in lieu of future salary increases. Adjusting for these non-recurring fourth quarter events, Adjusted EBITDA(1) would have been $32.0 million.

Besides the above impacts on Adjusted EBITDA(1), also affecting Net Income in the fourth quarter of 2012 were certain non-cash expenses and non-recurring items including: $597,000 of non-cash employee stock compensation expense resulting from the vesting of certain options, warrants and restricted stock; $58,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions; $201,000 loss on the disposal of certain capital equipment; $1.1 million of amortization of Deferred Financing Fees and discount on issuance of debt related to our existing credit facilities and senior unsecured notes; $531,000 of non-capitalized expenses related to our refinancing completed on October 10, 2012; $449,000 of non-recurring items included in Other Income (Loss) including legal settlements, purchase gains and certain impairments; and $736,000 fair value gain from our interest rate swaps, net of the amortization of an Accumulated Comprehensive Loss existing prior to April 6, 2010.

For the fourth quarter of 2012, as compared with the prior year’s fourth quarter, MRI volume increased 1.5%, CT volume increased 1.0% and PET/CT volume increased 8.3%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, decreased 0.5% over the prior year’s fourth quarter. On a same-center basis, including only those centers which were part of RadNet for both the fourth quarters of 2012 and 2011, MRI volume decreased 4.1%, CT volume decreased 2.4% and PET/CT volume increased 1.3%. Overall same-center volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, decreased 4.1% over the prior year’s same quarter. The overall and same center procedural volumes were impacted significantly from the effects of Hurricane Sandy. Excluding east coast operations, total California procedural volumes increased 5.2% during the fourth quarter of 2012 as compared with the same period in 2011.

2

Dr. Howard Berger, President and Chief Executive Officer of RadNet, commented “We faced a very challenging fourth quarter. The bulk of our east coast operations were impacted significantly by Hurricane Sandy and its aftermath. This negatively affected our financial performance in the fourth quarter of 2012 and contributed to our falling short of our projected targets for the year. Even though we were able to expediently restore operations to many of our sites which had lost power during the storm, our medical communities and referring physicians were impacted for several weeks following the storm. In numerous instances patients found themselves without power to their homes or gasoline in their cars for days and weeks following the storm. Exam cancellations were routine, and our available appointment slots were simply lost during the quarter. Also, in this year’s fourth quarter, Christmas and New Year’s fell on Tuesdays as compared with these holidays in 2011, which fell on Sundays. As a result, we estimate that we effectively lost two additional workdays. Although our centers were closed for the holidays in both periods the same amount of days (2 days), patient volumes were extraordinarily light on the open days of Monday, December 24, 2012 and Monday, December 31, 2012.”

“While I’m disappointed in how 2012 ended, I’m very encouraged that prior to the fourth quarter, we were on track to meet our 2012 targeted metrics. The fourth quarter was anomalous, particularly on the East Cost. In fact, excluding the east coast operations effected by Hurricane Sandy, our California operations for the fourth quarter grew over 5% in procedural volumes relative to the fourth quarter of last year. For all operations, excluding the non-recurring impacts within the fourth quarter of 2012, the financials results would have been on par with last year’s fourth quarter,” Dr. Berger added.

Dr. Berger continued, “Putting the fourth quarter behind us, we remain very excited about 2013. We completed the acquisition of Lenox Hill Radiology, which began contributing to RadNet as of January 1st. We are pleased to have entered the Manhattan, NY marketplace, where we have identified many other opportunities to expand and grow our practice. We see Manhattan becoming a core market for RadNet in the near future. Our Information Technology initiatives are also progressing. We have accelerated our installation of voice recognition transcription and our Meaningful Use certified eRAD RIS and PACs products throughout the RadNet network. We anticipate enjoying significant cost savings and operating efficiencies during 2013 from these IT projects.”

Actual 2012 Results vs. 2012 Guidance:

The following compares the Company’s actual 2012 performance with previously announced guidance levels.

	Guidance Range	Actual Results
Revenue	$660 million - $700 million	$673.1 million
Adjusted EBITDA(1)	$120 million - $130 million	$113.6 million
Capital Expenditures (a)	$35 million - $40 million	$40.6 million
Cash Interest Expense	$46 million - $51 million	$47.8 million
Free Cash Flow Generation (b)	$30 million - $40 million	$25.2 million

(a)	Net of proceeds from the sale of equipment, imaging centers and from insurance claims on damaged equipment.
(b)	Defined by the Company as Adjusted EBITDA(1) less total capital expenditures and cash paid for interest.

Dr. Berger commented, “Prior to the fourth quarter, we were within or approaching all of our guidance levels. Unfortunately, the non-recurring impacts caused us to fall short of our Adjusted EBITDA(1) and Free Cash Flow Guidance levels, metrics that are inter-related.”

3

2013 Fiscal Year Guidance

For its 2013 fiscal year, RadNet announces its guidance ranges as follows:

Revenue	$700 million - $730 million
Adjusted EBITDA(1)	$120 million - $130 million
Capital Expenditures (a)	$35 million - $40 million
Cash Interest Expense	$42 million - $47 million
Free Cash Flow Generation (b)	$35 million - $45 million
(a)	Net of proceeds from the sale of equipment.
(b)	Defined by the Company as Adjusted EBITDA(1) less total capital expenditures and cash paid for interest.

“As reflected in our 2013 guidance, we are optimistic about this year. Our 2013 guidance includes benefits we anticipate realizing from (i) the acquisition of Lenox Hill Radiology completed on December 31, 2012; (ii) the full year contribution of West Coast Radiology (purchased April 1, 2012); (iii) increases in private payor contracts we negotiated towards the end of 2012; (iv) cost savings and efficiencies we will recognize from our voice recognition, RIS and PACs integrations; (v) contribution from initiatives with the Barnabas Health System in New Jersey; and (vi) savings from the renegotiation of certain purchasing contracts. Partial mitigants to these benefits also incorporated into our guidance calculations include certain negative pricing changes within the 2013 Medicare fee schedule released in November of last year and the projected effects of sequestration. While the midpoint of our guidance assumes little organic growth in our core business during 2013, small increases in our same-center metrics could provide upside to our guidance levels.”

Conference Call for Today

Dr. Howard Berger, President and Chief Executive Officer, and Mark Stolper, Executive Vice President and Chief Financial Officer, will host a conference call today, at 10:30 a.m. Eastern Standard Time. During the call, management will discuss the Company's 2012 fourth quarter and year-end results.

Conference Call Details:

Date: Tuesday, March 12, 2013

Time: 10:30 a.m. EST

Dial In-Number: 888-264-8931

International Dial-In Number: 913-312-0825

There will also be simultaneous and archived webcasts available at http://public.viavid.com/index.php?id=103664 or http://www.radnet.com under the “Investors” menu section and “News Releases” sub-menu of the website. An archived replay of the call will also be available and can be accessed by dialing 877-870-5176 from the U.S., or 858-384-5517 for international callers, and using the passcode 8490624.

Regulation G: GAAP and Non-GAAP Financial Information

This release contains certain financial information not reported in accordance with GAAP. The Company uses both GAAP and non-GAAP metrics to measure its financial results. The Company believes that, in addition to GAAP metrics, these non-GAAP metrics assist the Company in measuring its cash-based performance. The Company believes this information is useful to investors and other interested parties because it removes unusual and nonrecurring charges that occur in the affected period and provides a basis for measuring the Company's financial condition against other quarters. Such information should not be considered as a substitute for any measures calculated in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Reconciliation of this information to the most comparable GAAP measures is included in this release in the tables which follow.

4

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 246 owned and/or operated outpatient imaging centers (inclusive of 23 facilities held in Joint Ventures). RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning successfully integrating acquired operations, successfully achieving 2013 financial guidance, achieving cost savings, successfully developing and integrating its information technology operations as well as new lines of business, continuing to grow its business by generating patient referrals and contracts with radiology practices, and receiving third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect RadNet's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer

5

RADNET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE DATA)

	December 31,	December 31,
	2012	2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$362	$2,455
Accounts receivable, net	129,194	128,432
Asset held for sale	–	2,300
Prepaid expenses and other current assets	18,737	19,140
Total current assets	148,293	152,327

PROPERTY AND EQUIPMENT, NET	216,560	215,527

OTHER ASSETS
Goodwill	193,871	159,507
Other intangible assets	51,674	53,105
Deferred financing costs	11,977	13,490
Investment in joint ventures	28,598	22,326
Deferred tax assets, net	60,397	–
Deposits and other	3,749	2,906
Total assets	$715,119	$619,188

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable, accrued expenses and other	$105,929	$103,101
Due to affiliates	1,602	3,762
Deferred revenue	1,273	1,076
Current portion of notes payable	4,703	6,608
Current portion of deferred rent	1,164	999
Current portion of obligations under capital leases	3,942	6,834
Total current liabilities	118,613	122,380
LONG-TERM LIABILITIES
Deferred rent, net of current portion	15,850	12,407
Deferred tax liabilities, net	–	277
Line of credit	33,000	58,000
Notes payable, net of current portion	537,009	484,046
Obligations under capital lease, net of current portion	3,753	3,338
Other non-current liabilities	8,895	8,547
Total liabilities	717,120	688,995

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock - $.0001 par value, 200,000,000 shares authorized; 38,540,482, and 37,426,460 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	4	4
Paid-in-capital	168,415	165,796
Accumulated other comprehensive income (loss)	39	(946)
Accumulated deficit	(171,093)	(235,610)
Total RadNet, Inc.'s stockholders' equity (deficit)	(2,635)	(70,756)
Noncontrolling interests	634	949
Total stockholders' equity (deficit)	(2,001)	(69,807)
Total liabilities and stockholders' equity (deficit)	$715,119	$619,188

6

RADNET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(IN THOUSANDS EXCEPT SHARE DATA)

	Years Ended December 31,
	2012	2011	2010
NET SERVICE FEE REVENUE
Service fee revenue, net of contractual allowances and discounts	673,057	$607,460	$540,652
Provision for bad debts	(25,904)	(22,339)	(21,995)
Net service fee revenue	647,153	585,121	518,657

OPERATING EXPENSES
Cost of operations	542,993	477,828	420,973
Depreciation and amortization	57,740	57,481	53,997
Loss (gain) on sale and disposal of equipment	456	(2,240)	1,136
Severance costs	736	1,391	838
Total operating expenses	601,925	534,460	476,944

INCOME FROM OPERATIONS	45,228	50,661	41,713

OTHER INCOME AND EXPENSES
Interest expense	53,783	52,798	48,398
Loss on extinguishment of debt	–	–	9,871
Gain on de-consolidation of joint venture	(2,777)	–	–
Other (income) expenses	(3,679)	(5,075)	505
Total other expenses	47,327	47,723	58,774

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	(2,099)	2,938	(17,061)
Benefit from (provision for) income taxes	59,910	(820)	(576)
Equity in earnings of joint ventures	6,476	5,224	4,952

NET INCOME (LOSS)	64,287	7,342	(12,685)
Net (loss) income attributable to noncontrolling interests	(230)	111	167

NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$64,517	$7,231	$(12,852)

BASIC NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$1.71	$0.19	$(0.35)

DILUTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$1.64	$0.19	$(0.35)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	37,751,170	37,367,736	36,853,477
Diluted	39,244,686	38,785,675	36,853,477

7

RADNET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS  (IN THOUSANDS)

	Years Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$64,287	$7,342	$(12,685)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	57,740	57,481	53,997
Provision for bad debts	25,904	22,339	21,995
Equity in earnings of joint ventures	(6,476)	(5,224)	(4,952)
Distributions from joint ventures	6,477	4,993	7,639
Deferred rent amortization	3,608	2,282	1,848
Amortization of deferred financing cost	2,474	2,940	2,797
Amortization of bond and term loan discounts	1,163	244	164
Loss (gain) on sale and disposal of equipment	456	(2,240)	1,136
Gain on bargain purchase	(810)	–	–
Loss on extinguishment of debt	–	–	9,871
Gain on de-consolidation of joint venture	(2,777)	–	–
Amortization of cash flow hedge	918	1,225	917
Stock-based compensation	2,736	3,110	3,718
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in purchase transactions:
Accounts receivable	(17,350)	(45,014)	(24,822)
Other current assets	3,565	(3,935)	(3,226)
Other assets	(60,975)	43	24
Deferred revenue	197	(492)	207
Accounts payable and accrued expenses	(7,104)	12,542	8,256
Net cash provided by operating activities	74,033	57,636	66,884

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of imaging facilities	(45,610)	(42,990)	(61,774)
Purchase of property and equipment	(44,448)	(42,720)	(40,293)
Proceeds from sale of equipment	1,549	325	685
Proceeds from insurance claims on damaged equipment	–	2,740	–
Proceeds from sale of imaging facilities	2,300	–	–
Proceeds from sale of joint venture interests	1,800
Purchase of equity interest in joint ventures	(2,756)	(5,094)	–
Net cash used in investing activities	(87,165)	(87,739)	(101,382)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes and leases payable	(22,223)	(18,756)	(21,463)
Proceeds from borrowings upon refinancing	344,485	–	478,313
Repayment of debt	(277,875)	–	(412,000)
Deferred financing costs	(3,753)	(944)	(13,566)
Proceeds from, net of payments on, line of credit	(25,000)	58,000	–
Payments to counterparties of interest rate swaps, net of amounts received	(4,587)	(6,455)	(6,382)
Distributions to noncontrolling interests	(71)	(154)	(131)
Proceeds from issuance of common stock upon exercise of options/warrants	–	242	271
Net cash provided by financing activities	10,976	31,933	25,042

EFFECT OF EXCHANGE RATE CHANGES ON CASH	63	(2)	(11)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,093)	1,828	(9,467)

CASH AND CASH EQUIVALENTS, beginning of period	2,455	627	10,094

CASH AND CASH EQUIVALENTS, end of period	$362	$2,455	$627

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$47,806	$47,310	$40,352
Cash paid during the period for income taxes	$918	$514	$659

8

RADNET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(IN THOUSANDS EXCEPT SHARE DATA)

	Three Months Ended December 31,
	2012	2011
NET SERVICE FEE REVENUE
Service fee revenue, net of contractual allowances and discounts	$165,784	$161,428
Provision for bad debts	(6,451)	(6,079)
Net service fee revenue	159,333	155,349

OPERATING EXPENSES
Cost of operations	137,816	125,140
Depreciation and amortization	14,586	14,955
Loss (gain) on sale and disposal of equipment	201	(312)
Severance costs	58	421
Total operating expenses	152,661	140,204

INCOME FROM OPERATIONS	6,672	15,145

OTHER INCOME AND EXPENSES
Interest expense	12,866	13,491
Loss on extinguishment of debt
Gain on de-consolidation of joint venture	–
Other (income) expenses	172	(1,509)
Total other expenses	13,038	11,982

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	(6,366)	3,163
Benefit from (provision for) income taxes	60,606	(102)
Equity in earnings of joint ventures	2,319	1,435

NET INCOME	56,559	4,496
Net (loss) income attributable to noncontrolling interests	(70)	(51)

NET INCOME ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$56,629	$4,547

BASIC NET INCOME PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$1.48	$0.12

DILUTED NET INCOME PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$1.42	$0.12

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	38,348,541	37,426,460
Diluted	39,796,132	38,059,453

9

RADNET, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC.

COMMON SHAREHOLDERS TO ADJUSTED EBITDA(1)

(IN THOUSANDS)

	Three Months Ended
	December 31,
	2012	2011
Net Income Attributable to RadNet, Inc. Common Shareholders	$56,629	$4,547
Plus Provision for Income Taxes	(60,606)	102
Plus Other Expenses (Income)	172	(1,509)
Plus Interest Expense	12,866	13,491
Plus Severence Costs	58	421
Plus Loss (Gain) on Sale of Equipment	201	(312)
Plus Depreciation and Amortization	14,586	14,955
Plus Non Cash Employee Stock Compensation	597	611
Adjusted EBITDA(1)	$24,503	$32,306

	Fiscal Year Ended
	December 31,
	2012	2011
Net Income Attributable to RadNet, Inc. Common Shareholders	$64,517	$7,231
Plus Provision for Income Taxes	(59,910)	820
Plus Other Expenses (Income)	(3,679)	(5,075)
Plus Interest Expense	53,783	52,798
Plus Severence Costs	736	1,391
Plus Loss (Gain) on Sale of Equipment	456	(2,240)
Plus Depreciation and Amortization	57,740	57,481
Pluss Loss (Gain) on Deconsolidation of Joint Venture	(2,777)	–
Plus Non Cash Employee Stock Compensation	2,736	3,110
Adjusted EBITDA(1)	$113,602	$115,516

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RADNET  PAYMENTS BY PAYORS *

	Fourth Quarter	Full Year	Full Year	Full Year	Full Year
	2012	2012	2011	2010	2009

Commercial Insurance	56.2%	56.0%	55.1%	55.7%	55.8%
Medicare	20.9%	20.8%	20.2%	19.3%	20.0%
Capitation	13.0%	13.2%	14.5%	15.3%	15.4%
Workers Compensation/Personal Injury	4.4%	4.5%	4.5%	4.1%	3.5%
Medicaid	3.3%	3.4%	3.4%	3.2%	3.2%
Other	2.1%	2.2%	2.3%	2.4%	2.1%
	100.0%	100.0%	100.0%	100.0%	100.0%

RADNET PAYMENTS BY MODALITY *

	Fourth Quarter	Full Year	Full Year	Full Year	Full Year
	2012	2012	2011	2010	2009

MRI	35.4%	35.5%	35.1%	34.3%	34.1%
CT	16.1%	16.0%	16.1%	17.5%	19.1%
PET/CT	5.9%	5.9%	6.0%	6.1%	6.0%
X-ray	10.2%	10.3%	10.1%	10.1%	9.8%
Ultrasound	10.9%	10.9%	10.9%	11.0%	10.3%
Mammography	16.1%	16.0%	15.9%	16.0%	16.0%
Nuclear Medicine	1.4%	1.5%	1.6%	1.7%	1.7%
Other	4.0%	4.0%	4.2%	3.2%	3.0%
	100.0%	100.0%	100.0%	100.0%	100.0%

Note

* Based upon global payments received from consolidated Imaging Centers from that year's dates of service. Excludes payments from hospital contracts, Breastlink, Center Management Fees and other miscellaneous operating activities.

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Footnotes

(1) The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period.

Adjusted EBITDA is reconciled to its nearest comparable GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure used as analytical indicator by RadNet management and the healthcare industry to assess business performance, and is a measure of leverage capacity and ability to service debt. Adjusted EBITDA should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

(2) As noted above, the Company defines Free Cash Flow as Adjusted EBITDA less total Capital Expenditures (whether completed with cash or financed) and Cash Interest paid. Free Cash Flow is a non-GAAP financial measure. The Company uses Free Cash Flow because the Company believes it provides useful information for investors and management because it measures our capacity to generate cash from our operating activities. Free Cash Flow does not represent total cash flow since it does not include the cash flows generated by or used in financing activities. In addition, our definition of Free Cash Flow may differ from definitions used by other companies.

Free Cash Flow should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

(3) Revenue is defined as service fee revenue, net of contractual allowances and discounts.

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